Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
November 7, 2018

Southern Company reports third-quarter 2018 earnings

ATLANTA - Southern Company today reported third-quarter 2018 earnings of $1.16 billion, or $1.14 per share, compared with earnings of $1.07 billion, or $1.07 per share, in the third quarter of 2017. For the nine months ended September 30, 2018, Southern Company reported earnings of $1.95 billion, or $1.92 per share, compared with earnings of $347 million, or 35 cents per share, for the same period in 2017.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $1.16 billion, or $1.14 per share, during the third quarter of 2018, compared with $1.13 billion, or $1.12 per share, during the third quarter of 2017. For the nine months ended September 30, 2018, excluding these items, Southern Company earned $2.87 billion, or $2.83 per share, compared with earnings of $2.51 billion, or $2.51 per share, for the same period in 2017.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2018	2017	2018	2017
Net Income - As Reported	$1,164	$1,069	$1,948	$347
Estimated Loss on Plants Under Construction	2	34	1,108	3,155
Tax Impact	(1)	(13)	(282)	(951)
Loss on Plant Scherer Unit 3	-	-	-	33
Tax Impact	-	-	-	(13)
Acquisition, Disposition, and Integration Impacts	(326)	6	(93)	19
Tax Impact	306	7	305	2
Wholesale Gas Services	24	38	(83)	(48)
Tax Impact	(6)	(15)	18	20
Litigation Settlement	-	-	(24)	-
Tax Impact	-	-	6	-
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension	-	-	-	(47)
Tax Impact	-	-	-	(9)
Adoption of Tax Reform	-	-	(31)	-
Net Income - Excluding Items	$1,163	$1,126	$2,872	$2,508
Average Shares Outstanding - (in millions)	1,023	1,003	1,016	998
Basic Earnings Per Share - Excluding Items	$1.14	$1.12	$2.83	$2.51
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the third quarter of 2018 were positively influenced by effects of constructive regulatory outcomes and weather at our state-regulated utilities. These impacts were partially offset by increases in depreciation and amortization, as well as interest expense.

In addition to its solid performance in the third quarter, the company has also delivered significant benefits to customers as a result of tax reform, while continuing to improve the financial profile of its state-regulated businesses.

“Southern Company executed exceptionally well in the third quarter,” said Chairman, President and CEO Thomas A. Fanning. “This was demonstrated not only in the performance of our premier, state-regulated electric franchise operations, but also in the remarkable work of our people to restore power in northwest Florida and in parts of Georgia and Alabama following Hurricane Michael in early October,” added Fanning. “While we are always pleased to report solid financial performance, our primary mission is bigger than our bottom line, and I believe this has never been more evident than during our response to this catastrophic weather event. The restoration of power to these areas was achieved in what we believe to be record time for an undertaking of such scope.”

Third quarter 2018 operating revenues were $6.16 billion, compared with $6.20 billion for the third quarter of 2017, a decrease of 0.7 percent. For the nine months ended September 30, 2018, operating revenues were $18.16 billion, compared with $17.40 billion for the corresponding period in 2017, an increase of 4.3 percent.

Southern Company’s third quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 8 a.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 46,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million customers through its subsidiaries, as of December 31, 2017. We operate nearly 200,000 miles of electric transmission and distribution lines and more than 80,000 miles of natural gas pipeline, as of December 31, 2017. The company provides clean, safe, reliable and affordable energy through electric operating companies in four states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers in 11 states across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are creating new products and services for the benefit of customers. We are building the future of energy by developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity and the number one Company for Progress by DiversityInc, and designated as one of America’s Best Employers by Forbes magazine. Visit our website at www.southerncompany.com.

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